Exhibit 7

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase and Loan Agreement identified below (the “Securities Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Securities Purchase Agreement, as of the Effective Date set forth below (i) all of the Assignor’s rights and obligations in its capacity as a Holder under the Securities Purchase Agreement to the extent related to the amount identified in Section 5 below (which constitutes 52.34% of the Assignor’s rights and obligations under the Securities Purchase Agreement), together with a proportional amount of the Assignor’s rights and obligations under the other Financing Agreements and any other documents or instruments delivered pursuant to the Securities Purchase Agreement (including, without limitation, the Securities, the Registration Rights Agreement, the Intercreditor Agreement, the Subordination Agreements, the Co-Sale Rights Agreements, the Fee Agreement, the CIP Agreement, the Guaranties, the Security Documents and any Lockup Agreements) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Holder) against any Person, whether known or unknown, arising under or in connection with the Securities Purchase Agreement, the other Financing Agreements, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	Woodlands Commercial Bank (f/k/a Lehman Brothers
Commercial Bank)
2.	Assignee:	Woodside Capital Partners V QP, LLC
3.	Company:	National Investment Managers Inc.
4.

Securities Purchase Agreement:  Securities Purchase and Loan Agreement, dated as of November 30, 2007, by and among Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank), Woodside Agency Services, LLC, as Collateral Agent, and National Investment Managers Inc.

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5.

Assigned Interest:             $3,140,400; representing a portion of the term loan made by Assignor to Company pursuant to Section 2.1(c) of the Securities Purchase Agreement. $103,240.86; representing all interest paid in kind pursuant to Section 3.5 of the Securities Purchase Agreement with respect to such portion of such term loan.

6.	Effective Date:	November 3, 2008.
7.	Trade Date:	September 30, 2008.

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Exhibit 7

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

WOODLANDS COMMERCIAL BANK (f/k/a LEHMAN BROTHERS COMMERCIAL BANK)

By: /s/ George Janes

Name: George Janes

Title: Senior Vice President

ASSIGNEE

WOODSIDE CAPITAL PARTNERS V QP, LLC

By: Woodside Opportunity Partners II, LLC, its Manager

By: Woodside Capital Management, LLC, its Manager

By: /s/ David Ray

Name: David Ray

Title: Executive Vice President

Acknowledged and Agreed:

NATIONAL INVESTMENT MANAGERS INC.

By: /s/ Steven J. Ross

Name: Steven J. Ross

Title: Chief Executive Officer

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By: Woodside Capital Management, LLC, its Manager

By: /s/ David Ray

Name: David Ray

Title: Executive Vice President

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.      Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Securities Purchase Agreement or any other Financing Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Agreement.

1.2.      Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Holder under the Securities Purchase Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Securities Purchase Agreement as a Holder thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Holder thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Securities Purchase Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (v) it has, independently and without reliance upon the Collateral Agent or any other Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Collateral Agent, the Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreements, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Holder.

2.         Payments. From and after the Effective Date, the Company shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee; provided that the Company shall make all payments of (a) cash pay interest on the Assigned Interest to the Assignor for the amounts which have accrued to and including the Trade Date and (b) interest on the Assigned Interest (whether cash pay interest or interest to be paid in kind) to the Assignee for amounts which have accrued after the Trade Date.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

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instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts.

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